Exhibit 24.2

DUKE ENERGY CORPORATION

CERTIFIED RESOLUTION

FURTHER RESOLVED, That each officer and director who may be required to execute such Registration Statement or any amendments thereto (whether on behalf of the Corporation or as an officer or director thereof or by attesting the seal of the Corporation or otherwise) be, and hereby is, authorized to execute a Power of Attorney appointing Julia S. Janson, Stephen G. De May, David S. Maltz and Robert T. Lucas III, and each of them, as true and lawful attorneys and agents to execute in his or her name, place and stead (in any such capacity) such Registration Statement and any and all amendments thereto and all instruments necessary or advisable in connection therewith, to attest the seal of the Corporation thereon and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of such officers and directors, or both, as the case may be, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any such officer or director might or could do in person.

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I, Robert T. Lucas III, Assistant Corporate Secretary of Duke Energy Corporation, do hereby certify that the foregoing is a full, true and complete extract from the Minutes of the regular meeting of the Board of Directors of said Corporation held on February 25, 2016, at which meeting a quorum was present.

IN WITNESS WHEREOF , I have hereunto set my hand, this the 10th day of March, 2016.

By:	/s/ Robert T. Lucas III
Name:	Robert T. Lucas III
Title:	Assistant Corporate Secretary